THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)                                      Six Months Ended Year Ended
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                                                        June 30,  December 31
                                              1996         1995         1995
Cash flows from operating activities:
  Net income                              $1,353,000 $2,361,000   $3,358,000
   Add (deduct) items not affecting cash:
     Depreciation and amortization            13,000    246,000      252,000
     Deferred income taxes                   473,000    387,000    1,404,000
     Gain on sale of assets                          (1,293,000)  (1,293,000)
     Equity in earnings First Indiana     (1,942,000)(2,047,000)  (3,938,000)
     Dividends received from First Indiana   508,000    423,000      846,000
     Other, net                                                      (28,000)
   Changes in operating assets and liabilities
    Accounts, notes, other receivables       619,000  2,443,000    5,065,000
    Contracts in progress,and inventory               1,708,000    2,159,000
    Prepaid expenses                         (43,000)    84,000      106,000
    Accounts payable and accrued expenses   (262,000)  (770,000)  (2,427,000)
    Accrued income taxes payable            (147,000)   511,000     (246,000)
Cash provided by operating activities        572,000  4,053,000    5,258,000

Cash flows from investing activities:
  Proceeds from sale of assets                        5,144,000    5,222,000
  Purchase of property, plant and equip.     (70,000)   (44,000)     (44,000)
  Decrease (increase) in long-term notes
     receivable                               14,000   (308,000)    (260,000)
  Decrease (increase) in Goodwill and
     other assets                         (1,182,000)    93,000       70,000
  Decrease (increase) in short-term
     investments, at cost                  2,446,000 (3,409,000)  (7,076,000)
Net cash provided (used) by investing
      activities                           1,208,000  1,476,000   (2,088,000)

Cash flows from financing activities:
  Principal payment on long-term borrowing(2,500,000)(3,000,000)  (3,000,000)
  Proceeds from reissue of treasury shares    96,000    215,000      267,000
  Purchase of treasury shares                (21,000)   (67,000)    (417,000)
  Cash dividends paid                       (205,000)  (164,000)    (327,000)
Net cash provided (used ) by financing
    activities                            (2,630,000)(3,016,000)  (3,477,000)

Increase (decrease) in cash and cash
     equivalents                            (850,000) 2,513,000     (307,000)

Cash and cash equivalents at beginning
    of the period                          1,699,000  2,006,000    2,006,000

Cash and cash equivalents at end of period  $849,000 $4,519,000   $1,699,000
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See accompanying Notes to Consolidated Financial Statements
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